Exhibit 99.1

Contact: Janine Orf Phone: 314-214-7000 E-mail: jorf@talx.com
TALX EXECUTIVES ASSIGNED NEW RESPONSIBILITIES
     ST. LOUIS, MO (April 17, 2007) – TALX Corporation (NASDAQ: TALX), a leading provider of payroll-related and human resources services, announced today that it has assigned new responsibilities to two senior executives.
     L. Keith Graves, chief financial officer, has also been named president of tax management services, which includes TALX’s unemployment tax business, as well as its tax credits and incentives business. Edward W. Chaffin has been given responsibility for the company’s combined sales and service organization.
     Since 2004 Chaffin has been president of the company’s unemployment tax management business. Under his leadership, the unemployment tax management business achieved consistent organic revenue growth and realized the benefits of the consolidation of infrastructure of various acquisitions, resulting in solid improvement in gross margin.
     William W. Canfield, president and chief executive officer of TALX, commented, “As CFO, Keith has provided strong leadership supporting TALX’s growth, playing an integral part in our acquisitions as well as maintaining our strong balance sheet and financing position. His familiarity with the tax business, as well as his broad understanding of TALX’s strategy and financial foundation, are an excellent fit with leading this growing business line on a day-to-day basis. At the same time, we are pleased to have Ed taking a broader role in sales and service, which not only is fundamental to our continued growth but also demonstrates our strategic emphasis on cross-selling. His experience with our many unemployment tax clients will be invaluable in this expanded role, where he will be charged with overseeing our market presence with an eye toward developing new clients and exceptional client service.”
     TALX Corporation, based in St. Louis, Missouri, is a leading provider of human resource and payroll-related services and holds a leadership position in automated employment and income verification as well as unemployment tax management. TALX provides over 9,000 clients, including three-fourths of Fortune 500 companies, with Web-based services focused in three employment-related areas: hiring, pay reporting, and compliance. Hiring services include assessments and talent management, paperless new hires, and tax credits and incentives. Pay reporting services include electronic time tracking, paperless pay, and W-2 management. Compliance services include employment and income verifications through The Work Number, unemployment tax management, and I-9 management. The company’s common stock trades in The NASDAQ Global Select Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.
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